Exhibit 10.1

Letter Agreement

CONFIDENTIAL

June 15, 2024

Dear Damon Motors Inc. Securityholder,

RE:	Amendment of Notes, Warrants and Purchase Agreement of Damon Motors Inc. (the “Company”)

The Company has completed an offering (the “Offering”) in multiple tranches of 12% convertible notes (each a “Note” and collectively, the “Notes”) and common share purchase warrants of the Issuer (each a “Warrant” and collectively, the “Warrants”, and collectively with the Notes, the “Securities”) to the investors pursuant to several Securities Purchase Agreements in substantially the same form (each, a “Purchase Agreement”, collectively, the “Purchase Agreements”) and as compensation to Joseph Gunnar & Co., LLC.

Pursuant to section 13 of the certificates evidencing the Notes (the “Note Certificates”), each Note and the obligations of the Company and the rights of the Investor (as defined therein) under each Note may be amended, waived, discharged or terminated (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the prior written consent of the Company and the “Requisite Holders”, being the Holders holding an aggregate principal amount of Notes representing more than fifty percent (50%) of the aggregate principal amount of all then-outstanding Notes.

Pursuant to Section 4(l) of the certificates evidencing the Warrants (“Warrant Certificates”), the amendment of the Warrants is subject to section 5.4 of the underlying securities purchase agreement pursuant to which Warrants were issued (the “Purchase Agreement”).

Pursuant to section 5.4 of the Purchase Agreement, the Purchase Agreement (and by extension, the Warrants) may be waived, modified, supplemented or amended by written instrument signed, in the case of an amendment, by the Company and “Purchasers” (as defined therein) holding at least 50.01% in interest of the Notes (the “Majority Purchasers”) at the time of the respective amendment or modification.

You were a participant in the Offering and executed Purchase Agreement(s) and are a holder of Note Certificate(s) and Warrant Certificate(s). The Company is seeking your agreement to certain amendments to the Notes, Warrants and Purchase Agreement as set forth in this Agreement. The Company requires the “Requisite Holder” approval to amend the Note Certificates and the “Majority Purchasers” approval to amend the Purchase Agreements and the Warrant Certificates. If those approval thresholds are achieved, your Note Certificate, Warrant Certificate and Purchase Agreement may be amended notwithstanding you have not entered into this Agreement.

If the amendments set forth in this Agreement are acceptable to you, please countersign this Agreement by executing the signature page at the end of this Agreement.

In consideration of the mutual covenants hereafter contained, the undersigned hereto covenants and agrees that said Warrant Certificates, Note Certificates and Purchase Agreements are hereby amended, and the waivers herein are hereby provided, effective as of the day first written above, as follows, subject to receiving the “Requisite Holder” approval and the “Majority Purchasers” approval, as applicable.

1.	Note Certificate Amendments:

a.	Section 3(a) of each Note Certificate is hereby deleted and replaced with “September 30, 2024 (the “Maturity Date”); or”.

b.	The definition of Permitted Indebtedness in each Note Certificate is hereby amended such that:

i.	in item (i) thereof, the words “clauses (a) through (h) above” are hereby replaced with “clauses (a) through (k) hereof”;

ii.	in item (c) thereof, the dollar amount of “$2,000,000” is hereby replaced with “$5,000,000” with a retroactive effectiveness to the date of each Note Certificate, as applicable; and

iii.	the following additional permitted indebtedness provisions are hereby added:

“(j) the incurrence of any debt or the issuance of any debt securities, whether secured or unsecured or in priority to the obligations of the Notes or not, by the Company or its Subsidiaries to Grafiti Holding Inc. or Streeterville Capital, LLC and their respective Affiliates, and any guarantee by the Company or its Subsidiaries in respect of any such debt and any guarantee by the Company of any debt incurred by Grafiti Holding Inc. to Streeterville Capital, LLC and its Affiliates (collectively, “Grafiti Indebtedness”); or

(k) accounts receivable factoring of Scientific Research and Experimental Development (SR&ED) tax incentive receivables of the Company.”

2.	Warrant Certificate Amendments:

a.	Section 2(b) of each Warrant Certificate is hereby deleted in its entirety and replaced with “The exercise price per Common Share under this Warrant shall be $2.7364 (as adjusted hereunder, the “Exercise Price”)”.

b.	The following paragraph in Section 2(c) of each Warrant Certificate is hereby deleted in its entirety: “If at any time after the Registration Deadline, there is a Registration Default, then, (i) the Holder shall be entitled to liquidated damages for each $1,000 of the Holder’s Warrant Shares subject to such exercise (based on the VWAP of the Common Shares on the date of the applicable Notice of Exercise),$ 20 per Trading Day for each trading day thereafter until such Warrant Shares are delivered or the Holder rescinds the applicable Notice of Exercise not to exceed $250,000 in the aggregate during the term of this Warrant, and (ii) for each thirty (30) days following the Registration Deadline, or portion of any thirty (30) day period thereafter in which a Registration Default exists, the amount of Warrant Shares of Holder shall be automatically increased by three percent (3%) over the Warrant Shares which are held by the Holder as on such dates (which percentage shall be prorated in the case of a partial month) not to exceed in the aggregate an additional eight percent (8%); provided that the foregoing shall not apply if (A) the Company is current in all of its filing obligations under the Exchange Act as of the time of the applicable Notice of Exercise, and (B) there is no delay with the delivery of the Warrant Shares pursuant to Section 2(d).”

c.	Section 3(b) of each Warrant Certificate is hereby deleted in its entirety and replaced with “Intentionally Deleted”.

d.	In the second paragraph of each Warrant Certificate, the term “Placement Agent (as defined in the Purchase Agreement)” is hereby replaced with “Grafiti Holding Inc.”.

3.	Purchase Agreement Amendments and Waiver:

a.	Section 4.15(j) of each Purchase Agreement is hereby amended such that “Placement Agent” is replaced with the “Company”.

b.	The definition of “Maximum Amount” in Section 1.1 of each Purchase Agreement is hereby amended such that the term “Placement Agent” used therein is replaced with “Grafiti Holdings Inc.”.

c.	The “most favored nation” right provided in Section 4.10 of each Purchase Agreement is hereby waived in respect of any and all Grafiti Indebtedness.

4.	Execution in Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto and may be delivered via facsimile or other functionally equivalent means of electronic communication. Each such executed counterpart shall be deemed to be an original and all such counterparts together shall constitute one agreement.

5.	Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

6.	Binding on Holders. Pursuant to the amending provisions of the Note Certificates, Warrant Certificates and Purchase Agreements, the amendments set forth in this Agreement shall be binding on each holder of Notes and Warrants if the “Requisite Holder” approval and the “Majority Purchasers” approval, as applicable, are achieved.

7.	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws applicable therein, without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the Province of British Columbia. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Yours Truly,

Damon Motors Inc.

By:	/s/ Jay Giraud
Name:	Jay Giraud
Title:	President and Chief Executive Officer

[SIGNATURE PAGE FOLLOWS]

Agreed and accepted this June 18, 2024.

Securityholder, if an entity:
XTI Aerospace Inc
Entity Name

	By:	/s/ Scott Pomeroy
		Name:	Scott Pomeroy
		Title:	CEO

Securityholder, if an individual:
Name:

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